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FORM 4                                     UNITED STATES SECURITIES AND EXCHANGE COMMISSION                  OMB APPROVAL
------                                                  WASHINGTON, D.C. 20549                      --------------------------------
                                                                                                    OMB Number:           3235-0287
[ ] Check this box if no longer              STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP           Expires:       January 31, 2005
    subject to Section 16. Form 4                                                                   Estimated average burden
    or Form 5 obligations may                                                                       hours per response..........0.5
    continue. See Instruction 1(b)                                                                  --------------------------------


             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                         Holding Company Act of 1935 or Section 30(h) of the Investment Company Act of 1940

(Print or Type Responses)
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1. Name and Address of Reporting Person* 2. Issuer Name and Ticker or Trading Symbol         6. Relationship of Reporting
                                                                                                Person to Issuer
                                                                                                (Check all applicable)
   Lerner    David                           Quick-Med Technologies (QMDT)
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   (Last)   (First)   (Middle)           3. IRS Identifi-   4. Statement for Month/Day/Year   [X] Director  [X] 10% Owner
                                            cation Number                                     [X] Officer   [ ] Other
                                            of Reporting       April 1, 2003                     (give title   (specify below)
                                            Person, if an                                         below)
                                            entity
                                            (voluntary)
  401 NE 25th Terrace
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        (Street)                                            5. If Amendment, Date of         7. Individual or Joint/Group Filing
                                                               Original (Month/Day/Year)       (check applicable line)

                                                                                             [X] Form Filed by One Reporting Person
                                                                                             [ ] Form Filed by More than One
  Boca Raton,  FL       33431                                                                    Reporting Person
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   (City)   (State)     (Zip)
                                        Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1. Title     2. Trans-  2A.Deemed   3.Trans-    4. Securities Acquired (A)        5. Amount of     6. Ownership Form:  7. Nature of
   of           action     Execution  action       or Disposed of (D)                Securities       Direct (D) or       Indirect
   Security     Date       Date,if    Code         (Instr. 3,4 and 5)                Beneficially     Indirect (I)        Beneficial
   (Instr.3)               any        (Instr.8)                                      Owned Following  (Instr. 4)          Ownership
                          (Month/Day/                                                Reported                             (Instr. 4)
               (Month/     Year)                                                     Transaction(s)
               Day/Year)                                                            (Instr. 3 and 4)
                                     --------------------------------------------
                                      Code    V    Amount   (A) or (D) Price
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Common Stock   1/25/03                C       x     30,856      A      $1.00             30,856              I           By corp.(1)
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Common Stock   4/01/03                J(3)    x  4,038,000      D
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Common Stock   4/01/03                J(3)    x  4,038,000      A                     4,038,000              I           By trust(2)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

FORM 4 (continued)

  Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (E.G., puts, calls, warrants, options, convertible securities)

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1. Title of    2. Conversion  3. Transaction  3A.Deemed   4. Transaction  5. Number of
   Derivative     or Exercise    Date            Execution   Code            Derivative
   Security       Price of       (Month/Day/     Date, if    (Instr. 8)      Securities
   (Instr. 3)     Derivative     Year)           any                         Acquired (A)
                  Security                       (Mo/Dy/Yr)                  or Disposed
                                                                             of (D)
                                                                             (Instr. 3, 4,
                                                                              and 5)
                                                             --------------------------------------
                                                             Code    V     (A)          (D)
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Options to Purchase
Common Stock        $2.91
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Options to Purchase
Common Stock        $2.00

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FORM 4 (continued)

          Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                   (E.G., puts, calls, warrants, options, convertible securities)

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  6. Date            7. Title and Amount   8. Price of    9. Number of   10. Ownership     11. Nature of
     Exercisable        of Underlying         Derivative     Derivative      Form of           Indirect
     and Expiration     Securities            Security       Securities      Derivative        Beneficial
     Date               (Instr. 3 and 4)                     Beneficially    Security:         Ownership
     (Month/Day/Year)                         (Instr. 5)     Owned Follow-   Direct (D) or     (Instr. 4)
                                                             ing Reported    Indirect (I)
                                                             Transactions(s) (Instr. 4)
                                                             (Instr. 4)
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                                Amount
  Date     Expir-               or
  Exer-    ation                Number
  cisable  Date        Title    of Shares
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3/24/02    1/15/07     Common
                       Stock    125,000                      125,000            D
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8/16/00    8/16/05     Common
                       Stock    250,000                      250,000            D
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Explanation of Responses:

   (1) By corporation in which Mr. Lerner is president and primary shareholder.
   (2) By trust in which Mr. Lerner is trustee and beneficiary.
   (3) Transfer of shares from Mr. Lerner to his trust.

                      /s/ David Lerner                     04/01/03
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                      **Signature of Reporting Person           Date

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.